Exhibit 99.1

Tronox Incorporated Board Appoints Thomas W. Adams Chairman and CEO Effective upon Resignation of Current Chairman

Oklahoma City, March 28, 2006 - The board of directors of Tronox Incorporated (NYSE: TRX, TRX.B) announced that Thomas W. Adams, Tronox Incorporated chief executive officer, will become chairman and chief executive officer of Tronox Incorporated effective upon the resignation of Robert M. Wohleber as chairman and a director of the company. Wohleber, Tronox chairman and Kerr-McGee Corp. senior vice president and chief financial officer, and J. Michael Rauh, Tronox director and Kerr-McGee Corp. vice president and controller, notified Tronox on March 10 of their intention to resign from Tronox’s board of directors effective upon, and subject to, the completion of the distribution by Kerr-McGee of its shares of Tronox Incorporated Class B common stock, which is expected to occur March 30.
The Tronox board also named the directors who will serve as committee chairs effective upon, and subject to, the resignation of Wohleber, who currently chairs the Executive Compensation and Corporate Governance and Nominating committees. Jerome Adams, retired senior vice president of administration for BMC Software, Inc., will serve as chairman of the Executive Compensation Committee, and Peter D. Kinnear, president and chief operating officer of FMC Technologies, Inc., will serve as chairman of the Corporate Governance and Nominating Committee. Bradley C. Richardson, executive vice president finance and chief financial officer of Modine Manufacturing Company, will continue to serve as chairman of the Audit Committee. The board, through its Corporate Governance and Nominating Committee, will continue the search process for additional independent board members.
In line with current corporate governance trends of having only one employee on a company’s board of directors, Marty J. Rowland, Tronox Incorporated chief operating officer, will resign from the Tronox board of directors effective upon, and subject to, the completion of the distribution by Kerr-McGee of its shares of Tronox Incorporated Class B common stock. Rowland will continue in his position as chief operating officer.

Thomas W. Adams
Thomas W. Adams, 45, was named chief executive officer of Tronox Incorporated in 2005. He began his career in 1982 as a reservoir engineer at Sun Energy, later known as Oryx Energy Co. He held positions of increasing responsibility, including manager of U.S. acquisitions and trades, senior international negotiator, director of global marketing and trading, director of operational/corporate planning, and director of commercial transactions and mergers and acquisitions. In 1999, Kerr-McGee Corp. merged with Oryx Energy and Adams was named manager of portfolio management, strategy and planning. In 2001, he became vice president of information management and technology. He was promoted to vice president of strategic planning and business development in 2003. In 2004, Adams became vice president and general manager of Kerr-McGee Chemical’s titanium dioxide pigment division and later was named vice president of chemical for Kerr-McGee Corp. From 2003 to 2005, Adams served on the board of directors of Avestor, a joint venture between Kerr-McGee and Hydro-Québec that produces lithium-metal-polymer batteries.
Adams holds a bachelor’s degree in petroleum engineering with honors from the University of Texas in Austin and a master’s degree in business administration from Southern Methodist University in Dallas. In 2001, he completed executive managerial leadership training at the Darden School of Business at the University of Virginia.

Headquartered in Oklahoma City, Tronox is the world’s third-largest producer and marketer of titanium dioxide pigment, with an annual production capacity of 624,000 tonnes. Titanium dioxide pigment is an inorganic white pigment used in paint, coatings, plastics, paper and many other everyday products. The company’s five pigment plants, which are located in the United States, Australia, Germany and the Netherlands, supply high-performance products to more than 1,100 customers in approximately 100 countries. In addition, Tronox produces electrolytic products, including sodium chlorate, electrolytic manganese dioxide, boron trichloride, elemental boron and lithium manganese oxide. For information on Tronox, visit www.tronox.com.

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Forward-Looking Statements: Statements in this news release regarding the company’s or management’s intentions, beliefs or expectations, or that otherwise speak to future events, are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include those statements preceded by, followed by or that otherwise include the words “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “budget,” “goal,” “plans,” “objective,” “outlook,” “should,” or similar words. Future results and developments discussed in these statements may be affected by numerous factors and risks, such as the accuracy of the assumptions that underlie the statements, the market value of Tronox’s products, demand for consumer products for which Tronox’s businesses supply raw materials, the financial resources of competitors, changes in laws and regulations, the ability to respond to challenges in international markets, including changes in currency exchange rates, political or economic conditions in areas where Tronox operates, trade and regulatory matters, general economic conditions, and other factors and risks identified in Tronox’s registration statement on Form S-1, as filed with the U.S. Securities and Exchange Commission on June 6, 2005, and as last amended on Nov. 21, 2005. Actual results and developments may differ materially from those expressed or implied in this news release. The company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

Media Contact:	Debbie Schramm
Direct: 405-775-5177
Cell: 405-830-6937
debbie.schramm@tronox.com

Investor Contact:	Robert Gibney
Direct: 405-775-5105
robert.gibney@tronox.com

06-10